EXHIBIT 1

Media Relations Jorge Pérez +52 (81) 8888-4334 mr@cemex.com	Investor Relations Eduardo Rendón +52 (81) 8888-4256 ir@cemex.com	Analyst Relations Luis Garza +52 (81) 8888-4136 ir@cemex.com

CEMEX ANNOUNCES EXPIRATION AND RESULTS OF DEBT EXCHANGE

MONTERREY, MEXICO, SEPTEMBER 10, 2012 – CEMEX, S.A.B. de C.V. (“CEMEX”) (NYSE: CX) announced today that, further to its previous announcement on August 21, 2012, the revised acceptance deadline for its debt exchange offer has now been reached and the exchange condition has, therefore, been amended to 91% or more of existing exposures under the Financing Agreement dated as of August 14, 2009, as amended.

As of today’s date, acceptance notices have been received from participating creditors representing approximately 92.6% of existing exposures. CEMEX intends to issue U.S.$500 million in aggregate principal amount of its new 9.5% senior secured notes due 2018 to participating creditors wishing to exchange their existing exposures for such notes.  As the new notes were oversubscribed, it is anticipated that participating creditors who elected to receive new notes after the early bird expiration date of July 19, 2012, will be allocated approximately 54% of the principal amount of new notes they elected to receive, with the balance of their exposures allocated to new loans or new private placement notes, as applicable.

Given the above, CEMEX has achieved the requisite thresholds to the amendment consents and exchange transaction, subject to execution of final documentation and satisfaction of customary conditions precedent. CEMEX expects the transactions to become effective in the following weeks.

This transaction includes an offering of securities that is being conducted pursuant to Section 4(2) of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and applicable exemptions under the laws of foreign jurisdictions. Participation in this transaction is limited: (a) in the United States, to persons who are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act or institutional “accredited investors” as that term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, and (b) outside the United States, to persons other than “U.S. persons” (as defined in Regulation S under the Securities Act) in reliance upon Regulation S under the Securities Act and who are "qualified investors" (within the meaning given at Article 2 of Directive 2003/71/EC (the Prospectus Directive)) or hold an equivalent status under applicable local laws and regulations. The securities to be offered have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent an applicable exemption from registration requirements. This announcement does not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities, in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

THERE WILL NOT BE A REGISTRATION WITH THE NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES) MAINTAINED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR CNBV), AND NO PUBLIC OFFERING OR BROKERAGE ACTIVITIES MAY BE CONDUCTED IN MEXICO, EXCEPT PURSUANT TO A PRIVATE PLACEMENT EXEMPTION SET FORTH UNDER ARTICLE 8 OF THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES), TO MEXICAN

INSTITUTIONAL AND QUALIFIED INVESTORS. WE WOULD NOTIFY THE CNBV OF THIS TRANSACTION, INCLUDING ITS PRINCIPAL CHARACTERISTICS. SUCH NOTICE WILL BE DELIVERED TO THE CNBV FOR INFORMATION PURPOSES ONLY, AND THE DELIVERY TO AND THE RECEIPT BY THE CNBV OF SUCH NOTICE DOES NOT CONSTITUTE OR IMPLY ANY CERTIFICATION AS TO INVESTMENT QUALITY OR OF OUR SOLVENCY. THE INFORMATION CONTAINED IS THE EXCLUSIVE RESPONSIBILITY OF CEMEX AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE CNBV.

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This press release contains forward-looking statements and information that are necessarily subject to risks, uncertainties, and assumptions. No assurance can be given that the transactions described herein will be consummated or as to the ultimate terms of any such transactions. CEMEX assumes no obligation to update or correct the information contained in this press release.